                  TAX INDEMNIFICATION AND ALLOCATION AGREEMENT


                  THIS TAX INDEMNIFICATION AND ALLOCATION AGREEMENT ("Agreement") is executed this 30th day of August 1999 and effective as of April 1, 1999 (the "Effective Date"), by and between HYPERFEED TECHNOLOGIES, INC., a Delaware corporation ("HyperFeed"), and PCQUOTE.COM, INC., a Delaware corporation (the "Company").


                                    RECITALS

         A. HyperFeed is engaged in a business relating to the internet web site known as PCQuote.com through one of its divisions (the "Division"), among other businesses conducted by HyperFeed.

         B. On or about March 19, 1999, HyperFeed caused PCQuote.com to be organized as a Delaware corporation.

         C. HyperFeed expects as part of an integrated transaction (i) to contribute the assets of the Division to PCQuote.com (the "Common Stock") of PCQuote.com (the "Contribution"); and (ii) to cause PCQuote.com to make an initial public offering of its Common Stock.

         D. HyperFeed expects the Contribution to qualify as a tax-free transfer to a controlled corporation within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

         E. HyperFeed expects that during the period beginning on the date of formation of the Company and ending upon the termination of the Effective Period (as defined below), PCQuote.com will be part of an affiliated group consisting of HyperFeed and its affiliates (the "HyperFeed Consolidated Group") and that PCQuote.com will file a consolidated return with the HyperFeed Consolidated Group.

         F. Upon the termination of the Effective Period, the taxable year of PCQuote.com shall close for U.S. federal income tax purposes and PCQuote.com shall cease to be a member of the HyperFeed Consolidated Group.

         G. The parties hereto wish to provide for the payment of Income Taxes (as defined herein) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes, and provide for certain other matters relating to Income Taxes.

         NOW, THEREFORE, in consideration of the agreements herein contained and intending to be legally bound hereby, HyperFeed and PCQuote.com hereby agree as follows:

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                                    ARTICLE I
                                   DEFINITIONS

         Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Contribution and Separation Agreement between the parties of even date herewith (the "Contribution Agreement"). For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined).

         "Action" shall mean any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental, regulatory or other administrative agency or commission or any arbitration tribunal.

         "Actual Tax Payment" shall have the meaning set forth in Section 3.3 hereof.

         "Actually Realized" or "Actually Realizes" shall mean, for purposes of determining the timing of the incurrence of any Income Tax Liability or the realization of a Refund by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes paid by such Person is increased above or reduced below the amount of Income Taxes that such Person would have been required to pay but for such payment, transaction, occurrence or event.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Illinois are authorized or obligated by law or executive order to close.

         "Carryback" shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by PCQuote.com from a Post-Consolidation Taxable Period to a HyperFeed Consolidated Return Period.

         "Code" shall have the meaning set forth in Recital D.

         "Contribution" shall have the meaning set forth in Recital C.

         "Contribution Agreement" shall have the meaning set forth in the first paragraph of this Article 1.

         "Contribution Date" shall mean the date on which the Contribution occurs.

         "Contribution Tax Liabilities," shall mean, with respect to any Taxing Jurisdiction, as defined below, the sum of (i) the product of (x) the additional corporate-level gain or income recognized with respect to the failure of the Contribution to qualify for Tax-Free Status, as defined below, under the income tax law of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise and


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(y) the Taxing Jurisdiction's highest marginal tax rate applicable to the taxable income of corporations on income of the character subject to tax,
(ii) interest on such amount calculated pursuant to such Taxing Jurisdiction's laws regarding interest on tax liabilities at the highest Underpayment Rate, as defined below, for corporations in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Article 3 hereof, and (iii) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of the Contribution to qualify for Tax-Free Status in such Taxing Jurisdiction.

         "Deemed Tax Payment" shall have the meaning set forth in Section 3.3 hereof.

         "Effective Period" shall include all taxable periods that begin or end on or after the date of the Contribution, provided that PCQuote.com is included in the HyperFeed Consolidated Group for a portion of such taxable period.

         "Final Determination" shall mean the final resolution of liability for any Income Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Jurisdiction to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a Refund or credit in respect of an overpayment of Income Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

         "HyperFeed" means HyperFeed Technologies, Inc., a Delaware corporation.

         "HyperFeed Consolidated Group" shall mean HyperFeed and the other members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(a)(1) through (8)) of which HyperFeed is the common parent.

         "HyperFeed Consolidated Federal Return" shall mean any consolidated federal Income Tax Return or amendment thereof of the HyperFeed Consolidated Group for any HyperFeed Consolidated Return Period.


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          "HyperFeed Consolidated Return Period" shall mean a taxable period that ends with or within the Effective Period for which a consolidated, combined or unitary (as applicable) federal, state, local or foreign Income Tax Return is filed or required to be filed by the HyperFeed Consolidated Group.

         "HyperFeed Consolidated Tax Liability" means, with respect to any HyperFeed Consolidated Return Period, the consolidated, combined or unitary Income Tax Liability of the HyperFeed Consolidated Group.

         "HyperFeed Group" shall mean, solely for purposes of this Agreement, HyperFeed and each of the other members of the HyperFeed Consolidated Group other than PCQuote.com.

         "HyperFeed State, Local and Foreign Returns" shall mean any combined, consolidated or unitary state, local or foreign Income Tax Returns or amendment thereof which are required to be filed by HyperFeed or a member of the HyperFeed Consolidated Group.

         "Income Tax" (a) shall mean (i) any foreign or any United States federal, state or local tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), or (2) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(1) of this definition, together with (B) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Taxing Jurisdiction with respect thereto and
(b) shall include any transferee liability in respect of an amount described in clause (a) of this definition.

         "Income Tax Benefit" shall mean, in respect of a Person or group of Persons for any taxable period, the excess of (A) the hypothetical Income Tax Liability of such Person or group of Persons for such taxable period, calculated as if carryover of a Tax Attribute had not occurred but with all other facts unchanged, over (B) the actual Income Tax Liability of such Person or group of Persons for such taxable period, calculated taking into account the carryover of such Tax Attribute (and treating a Refund as a negative Income Tax Liability, and taking into account credits (if any), for purposes of such calculation).

         "Income Tax Detriment" shall mean, in respect of any Person or group of Persons for any taxable period, the excess of (A) the actual Income Tax Liability of such Person or group of Persons for such taxable period, calculated taking into account the carryover of a Tax Attribute, as the case may be, over
(B) the hypothetical Income Tax Liability of such Person or group of Persons for such taxable period, calculated as if the carryover of a Tax Attribute had not occurred but with all other facts unchanged (and treating a Refund as a negative


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Income Tax Liability, and taking into account credits (if any), for purposes of such calculation).

         "Income Tax Liabilities" shall mean all liabilities for Income Taxes.

         "Income Tax Return" shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Taxing Jurisdiction in respect of Income Taxes.

         "Indemnified Party" shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

         "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

         "Losses" shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

         "Notice Date" with respect to Subsequent Tax Legislation or Treasury Regulation (as defined below) shall mean the earliest of (i) the date such legislation or materially identical legislation is introduced as a bill in the United States House of Representatives or the United States Senate, (ii) the date any amendment to any bill incorporating such legislation is approved by the Congressional committee having jurisdiction or by the United States House of Representatives or the United States Senate, (iii) the date any written proposal incorporating such legislation is transmitted by the President of the United States to Congress, (iv) the date any written proposal either by the Chairman of the United States House of Representatives Ways and Means Committee or any successor thereto or the Chairman of the United States Senate Finance Committee incorporating such legislation is published in the Bureau of National Affairs' "Daily Tax Report," or any successor publication or (v) the date such regulation is published in the Federal Register as a proposed, temporary, or final Treasury Regulation.

         "Person" shall mean and include any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

         "Post-Consolidation Taxable Period" shall mean a taxable period that, to the extent it relates to PCQuote.com, begins after the termination of the Effective Period.

         "Preexisting Tax Benefit" shall have the meaning given in Section
2.5(a).


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         "Proceeding" shall mean any audit or other examination, judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes.

         "Refund" shall mean any refund of Income Taxes, including any reduction in Income Tax Liabilities by means of a credit, offset or otherwise.

         "Requesting Party" shall have the meaning given in Section 6.1.

         "Subsequent Tax Legislation or Treasury Regulation" shall mean any bill introduced in the United States House of Representatives or the United States Senate that amends the Code, or any amendment to any such bill; any written proposal to amend the Code that is officially recommended by the President of the United States; any written proposal to amend the Code that is made available to the general public either by the Chairman of the United States House of Representatives Ways and Means Committee or any successor thereto, the Chairman of the United States Senate Finance Committee or any successor thereto, or any temporary or final Treasury Regulation; provided, however, that no such bill, amendment, proposal, or regulation shall constitute Subsequent Tax Legislation or Treasury Regulation unless the Notice Date of such bill, amendment, proposal or regulation is subsequent to the date of this Agreement.

         "PCQuote.com" means PCQuote.com, Inc., a Delaware corporation.

         "Tax Attribute" shall mean a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit, or a consolidated excess charitable contribution (as such terms are used in Treasury Regulations sections 1.1502-79 and 1.1502-79A), or a U.S. federal minimum tax credit or U.S. federal general business credit (but not tax basis or earnings and profits) that arises during the Effective Period and can be carried to a Post-Consolidation Taxable Period.

         "Tax-Free Status" shall mean the qualification of the Contribution as a transaction described in Code Section 351(a)(1).

         "Taxing Jurisdiction" shall mean the United States and every other government or governmental unit having jurisdiction to tax HyperFeed, PCQuote.com or any of their respective Affiliates.

         "Tax-Related Losses" shall mean: (i) the aggregate Contribution Tax Liabilities, (ii) all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such aggregate Contribution Tax Liabilities, and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by HyperFeed or PCQuote.com in respect of the liability of stockholders, whether paid to stockholders or to the Internal Revenue Service or any other Taxing Jurisdiction payable by HyperFeed or PCQuote.com or their respective Affiliates, in each case, resulting from the absence of Tax-Free Status for the Contribution.


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         "Treasury Regulation" shall mean final, proposed or temporary regulations promulgated under the Code.

         "Underpayment Rate" shall mean the annual rate of interest described in
Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

                                 ARTICLE II
              PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAX

         2.1      HyperFeed Consolidated Federal Returns.

         (a) General. For any HyperFeed Consolidated Return Period, HyperFeed shall have sole and exclusive responsibility for the preparation and filing of all HyperFeed Consolidated Federal Returns and amendments thereto with the Internal Revenue Service. Such returns shall include all income, gains, losses, deductions and credits of PCQuote.com.

         (b) Cooperation. PCQuote.com shall furnish HyperFeed, at least sixty
(60) days before the due date (including extensions) of any such HyperFeed Consolidated Federal Return, with its completed section of such HyperFeed Consolidated Federal Return, prepared in accordance with this Agreement, in accordance with instructions from HyperFeed and in a manner consistent with prior returns, if any, provided that such actions are not inconsistent with this Agreement. PCQuote.com will also furnish HyperFeed work papers and other such information and documentation as is reasonably requested by HyperFeed with respect to PCQuote.com.

         2.2      HyperFeed State, Local and Foreign Returns.

         (a) General. For any HyperFeed Consolidated Return Period, HyperFeed shall have sole and exclusive responsibility for the preparation and filing of all HyperFeed State, Local and Foreign Returns.

         (b) Cooperation. HyperFeed will timely advise PCQuote.com of the inclusion of PCQuote.com in any HyperFeed State, Local and Foreign Returns and the jurisdictions in which such returns will be filed. PCQuote.com will evidence its agreement to be included in such return on the appropriate form(s) and will take such other actions as may be appropriate, in the opinion of HyperFeed, to carry out the purposes and intent of this Section 2.2, provided that such actions are not inconsistent with this Agreement. PCQuote.com shall furnish HyperFeed, at least sixty (60) days before the due date (including extensions) of any such HyperFeed State, Local and Foreign Returns, with its completed section of such HyperFeed State, Local and Foreign Returns, prepared in accordance with this Agreement, in accordance with instructions from HyperFeed and in a manner consistent with prior returns, if any, provided that such actions are not inconsistent with this Agreement. PCQuote.com will also


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furnish HyperFeed work papers and other such information and documentation as is reasonable requested by HyperFeed with respect to PCQuote.com.

         2.3      HyperFeed Tax Liability.

         (a) HyperFeed Consolidated Federal Return Liability. Except to the extent otherwise provided herein, for each HyperFeed Consolidated Return Period, HyperFeed shall be liable for and indemnify PCQuote.com against all Taxes due in respect of all HyperFeed Consolidated Federal Returns, subject to reimbursement from PCQuote.com as contemplated by Section 2.6 of this Agreement.

         (b) HyperFeed State, Local and Foreign Return Liability. Except to the extent otherwise provided herein, for each HyperFeed Consolidated Return Period, HyperFeed shall be liable for and indemnify PCQuote.com against all Taxes due in respect of all HyperFeed State, Local and Foreign Returns, subject to reimbursement from PCQuote.com as contemplated by Section 2.6 of this Agreement.

         2.4      PCQuote.com Separate Tax Return Amount.

         (a) General. For any taxable period ending with or within the Effective Period of this Agreement, the term "PCQuote.com Separate Tax Return Amount" shall mean the aggregate amount, whether a negative or positive, of (i) the PCQuote.com Separate Federal Amount and (ii) the PCQuote.com Separate State, Local and Foreign Amount, each as adjusted pursuant to the terms of this Agreement.

         (b) Computation of PCQuote.com Separate Federal Amount. For each HyperFeed Consolidated Return Period that ends with or within the Effective Period of this Agreement, PCQuote.com shall compute the PCQuote.com Separate Federal Amount for the portion of such periods in which PCQuote.com is a Member of the HyperFeed Consolidated Group. "PCQuote.com Separate Federal Amount" means, with respect to each HyperFeed Consolidated Return Period, the federal Tax liability that would be payable by PCQuote.com to the Internal Revenue Service (in which case such amount will be positive), or the federal Tax refund that would be payable by the Internal Revenue Service to PCQuote.com (in which case such amount will be negative) if PCQuote.com had filed a separate federal income tax return for the HyperFeed Consolidated Return Period. In the event that PCQuote.com has a net operating loss, tax credit or other favorable Tax attribute (a "Tax Attribute") for federal Tax purposes for a particular HyperFeed Consolidated Return Period that would eliminate the federal Tax liability of PCQuote.com for such taxable period but would not yield a federal Tax refund for PCQuote.com on a separate federal income tax return basis, the PCQuote.com Separate Federal Amount shall be zero for such taxable period, and such federal Tax Attribute shall be recoverable, if at all, by PCQuote.com in a subsequent HyperFeed Consolidated Return Period on such separate return basis, as herein provided. In computing the PCQuote.com Separate Federal Amount, PCQuote.com shall follow the Tax elections and other Tax positions adopted or prescribed by HyperFeed and shall take into account the adjustments and modifications set forth in Section 2.5 of this Agreement.


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         (c) Computation of PCQuote.com Separate State, Local and Foreign
Amount. For each HyperFeed Consolidated Return Period that ends on or after the first day of the Effective Period of this Agreement, PCQuote.com shall compute the PCQuote.com Separate State, Local and Foreign Amount for the portion of such periods in which PCQuote.com is a Member of the HyperFeed Affiliated Group. "PCQuote.com Separate State, Local and Foreign Amount" means, with respect to each HyperFeed Consolidated Return Period, the state, local and foreign Tax liability that would be payable by PCQuote.com to the applicable taxing authorities (in which case such amount will be positive), or the state, local and foreign Tax refund that would be payable by the applicable taxing authorities to PCQuote.com (in which case such amount will be negative) if PCQuote.com had filed a separate state, local and foreign income or franchise tax return for the HyperFeed Consolidated Return Period. In the event that PCQuote.com would have a net operating loss, tax credit or other favorable Tax attribute (a "Tax Attribute") for state, local or foreign Tax purposes for a particular HyperFeed Consolidated Return Period that would eliminate the state, local or foreign Tax liability of PCQuote.com for such taxable period but would not yield a state, local or foreign Tax refund for PCQuote.com on a separate federal income tax return basis, the PCQuote.com Separate State, Local and Foreign Amount shall be zero for such taxable period, and such state, local or foreign Tax Attribute shall be recoverable, if at all, by PCQuote.com in a subsequent HyperFeed Consolidated Return Period on such separate return basis, as herein provided. In computing the PCQuote.com Separate State, Local and Foreign Amount, PCQuote.com shall follow the Tax elections and other Tax positions adopted or prescribed by HyperFeed and shall take into account the adjustments and modifications set forth in Section 2.5 of this Agreement.

         2.5 Adjustments. In computing the PCQuote.com Separate Federal Amount (and to the extent appropriate, the PCQuote.com Separate State, Local and Foreign Amount), PCQuote.com shall take into account the following adjustments and modifications:

         (a) The PCQuote.com Separate Federal Amount shall be computed as if PCQuote.com came into existence in a Code section 351 transaction on the date of the Contribution, and unless otherwise provided, PCQuote.com shall be deemed not to have existed prior to such date. PCQuote.com shall not be entitled to any Income Tax Benefits of either the HyperFeed Affiliated Group or PCQuote.com that existed prior to the date of the Contribution (a "Preexisting Tax Benefit").

         (b) Dividends from any Member of the HyperFeed Affiliated Group shall be eliminated.

         (c) Items of income, gain, loss or deduction arising from a transaction described in Treasury Regulation section 1.1552-1(a)(2)(ii) shall be taken into account by PCQuote.com in the same manner and in the same taxable years as such items are actually taken into account on the HyperFeed Consolidated Federal Return.


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         (d) Carryforwards and carrybacks of any Tax Benefits shall be calculated as though HyperFeed were the Internal Revenue Service and PCQuote.com filed a separate return.

         (e) Characterization of items of income, expense, gain or loss that are determined on a consolidated or combined basis in the calculation of HyperFeed Consolidated Federal Return Liability and HyperFeed State, Local and Foreign Liability, such as characterizations under Code section 1231, shall retain their characterization for purposes of determining the PCQuote.com Separate Federal Amount and the PCQuote.com Separate State, Local and Foreign Amount.

         (f) All ordinary income and capital gains shall be deemed to be subject to Tax at the highest applicable Tax rate applicable to taxable ordinary income of corporations.

         (g) Estimated Tax payments made pursuant to Section 2.6(c) of this Agreement shall not be included in the computation of the PCQuote.com Separate Tax Return Amount.

         (h) Other adjustments reasonably specified by HyperFeed shall be made.

         2.6      Payment of PCQuote.com Separate Tax Return Amount.

         (a) Payment from PCQuote.com to HyperFeed. For any HyperFeed Consolidated Return Period covered by this Agreement, if the PCQuote.com Separate Tax Return Amount is a positive amount, PCQuote.com shall pay such amount to HyperFeed on or before the due date (without extensions) of the HyperFeed Consolidated Federal Returns for the appropriate HyperFeed Consolidated Return Period. Such payment shall be reduced by the estimated Tax payments made by PCQuote.com for such taxable period pursuant to Section 2.6(c) of this Agreement. For administrative or other reasons, HyperFeed may direct or allow the above payment to be made after the prescribed date. If all relevant information necessary to determine the amount of the payment is not available by the due date, the payment shall be based on estimates, and adjustments shall be made when sufficient information is available or as soon as practicable after the HyperFeed Consolidated Federal Return for the appropriate HyperFeed Consolidated Return Period is filed. Hyperfeed shall provide PCQuote.com with schedules showing the calculation of the PCQuote.com Separate Tax Return Amount at least fifteen (15) days before the due date (without extensions) of the HyperFeed Consolidated Federal Returns.

         (b) Payment from HyperFeed to PCQuote.com. For any HyperFeed Consolidated Return Period covered by this Agreement, if the PCQuote.com Separate Tax Return Amount is a negative amount HyperFeed shall pay to PCQuote.com the amount that would have been allowed as a net Tax refund to PCQuote.com on or before the due date (without extensions) of the HyperFeed Consolidated Federal Returns for the appropriate HyperFeed Consolidated Return Period. Such payment shall be increased by the estimated Tax payments made by PCQuote.com Subgroup for such taxable period pursuant to Section 2.6(c) of this Agreement. For administrative or other reasons, HyperFeed may decide to make the above payment after the prescribed date. If all relevant information necessary to determine the amount of the


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payment is not available by the due date, the payment shall be based on estimates, and adjustments shall be made when sufficient information is available or as soon as practicable after the HyperFeed Consolidated Federal Return for the appropriate HyperFeed Consolidated Return Period is filed. Hyperfeed shall provide PCQuote.com with schedules showing the calculation of the PCQuote.com Separate Tax Return Amount at least fifteen (15) days before the due date (without extensions) of the HyperFeed Consolidated Federal Returns.

         (c)      Estimated Tax Payments.

         (i) PCQuote.com shall pay to HyperFeed quarterly installments of estimated Tax with respect to the period or periods beginning on or after the date of the Contribution and ending on or before the termination of the Effective Period. The amount of such payments for the first, second, third and fourth installments shall cumulatively equal 25 percent, 50 percent, 75 percent and 100 percent, respectively, of the estimated full-year PCQuote.com Separate Tax Return Amount (including the minimum tax and environmental tax). Settlement for such payment shall be made on or before, or as soon as practicable after, the due date of the applicable estimated Tax payment to be paid by HyperFeed.

         (ii) PCQuote.com shall pay to HyperFeed any and all interest and penalties imposed on the HyperFeed Consolidated Group as a result of the underpayment by PCQuote.com of estimated Tax pursuant to Section 2.6(c)(i). For purposes of this Section 2.6(c)(ii), the Chief Financial Officer of HyperFeed shall determine to which Member or Members of the HyperFeed Consolidated Group the underpayment is attributable. Such determination of the Chief Financial Officer shall be final. A payment of such interest and penalties shall not be considered a payment of estimated Tax.

         2.7      Adjustments to HyperFeed Consolidated Tax Liability.

         (a) General. If any adjustment in the HyperFeed Consolidated Tax Liability is made as a result of an audit by a Taxing Jurisdiction, the granting of a claim for refund, a final decision by a court, the carryback or carryforward of a loss, deduction or credit or any other similar circumstance, the Tax refund or Tax liability resulting therefrom, including any interest and penalties (an "Adjustment"), shall be allocated between the HyperFeed Affiliated Group and PCQuote.com in accordance with the principles of this Agreement as if such adjustments had been taken into account in the year to which they relate.

         (b) Adjustment Resulting in Basis Increase to PCQuote.com. If any Adjustment results in an increase in the adjusted basis of any asset transferred by HyperFeed to PCQuote.com, PCQuote.com shall pay to HyperFeed the amount of any Tax benefit resulting to it by virtue of such basis increase to HyperFeed as and when such Tax benefit is realized. The preceding sentence shall survive the expiration of the Effective Period of this Agreement.


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                                   ARTICLE III
                        INDEMNIFICATION FOR INCOME TAXES

         3.1 Indemnification by HyperFeed. Except as otherwise provided in this
Article 3, HyperFeed shall indemnify and hold PCQuote.com, its Representatives and Affiliates harmless from and against (i) all Contribution Tax Liabilities incurred by PCQuote.com; (ii) without duplication, all Income Tax Liabilities incurred by any member of the HyperFeed Group that any member of the HyperFeed Group is liable for, or required to reimburse PCQuote.com for, pursuant to
Article 2 hereof; (iii) all Income Tax Liabilities incurred by PCQuote.com by reason of the breach of any of HyperFeed's covenants hereunder; and (iv) in each of the cases described in (i) through (iii), any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

         3.2 Indemnification by PCQuote.com. From and after the Contribution Date, PCQuote.com shall indemnify and hold HyperFeed, its Representatives and Affiliates harmless from and against (i) all Income Tax Liabilities of HyperFeed incurred by reason of the breach by PCQuote.com of any of its convenants hereunder, and in each case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses); (ii) all Income Tax Liabilities that PCQuote.com is required to pay, or reimburse HyperFeed, its Representatives and Affiliates for, under Article 2 hereof; and (iii) in each of the cases described in (i) through (ii), any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

         3.3 Time of Payment. The Indemnifying Party shall make payment pursuant to an indemnification obligation no later than (i) five Business Days prior to the date the Indemnified Party is required to make a payment of taxes, interest, or penalties with respect to a proposed adjustment of taxes or an assessment of tax deficiency asserted or made by any Taxing Jurisdiction that is premised in whole or part on Contribution Tax Liabilities, including a payment made in settlement of an asserted tax deficiency (each, an "Actual Tax Payment"), or
(ii) five Business Days after the date the Indemnified Party gives written notice to the Indemnifying Party that the Indemnified Party has notified any Taxing Jurisdiction, or gives the Indemnifying Party written notice or an acknowledgment by any Taxing Jurisdiction, that such proposed adjustment of taxes or tax deficiency would not result in a net payment by the Indemnified Party because of the carryover, carryback or carryforward of net operating losses or credits, the crediting of previously paid taxes, the utilization of deductions or credits not claimed on the Indemnified Party's tax returns as originally filed, the exclusion of income reported on such returns, or the utilization of any other tax attributes that offset the asserted taxes (each, a "Deemed Tax Payment"). The amount payable pursuant to the preceding sentence shall be the Tax-Related Loss implied by such Actual Tax Payments and Deemed Tax Payments.

         3.4 Effect of Ruling, Determination or Opinion. The ability of either HyperFeed or PCQuote.com to claim the benefit of indemnification pursuant to this Article 3 shall not be affected by the fact that (i) HyperFeed or PCQuote.com may have received a ruling from the Internal Revenue Service; or (ii) HyperFeed or PCQuote.com may have obtained a opinion of counsel relating to the Tax Liabilities for which indemnification is sought.

                                   ARTICLE IV
                               INCOME TAX CONTESTS

                  4.1 Notification by PCQuote.com. PCQuote.com shall promptly upon receipt of notice thereof, notify HyperFeed in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability (or an issue related thereto) for which HyperFeed may be responsible pursuant to this Agreement. PCQuote.com shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, so received by PCQuote.com. The failure of PCQuote.com timely to forward such notification in accordance with the immediately preceding sentence shall not relieve HyperFeed of its obligation to pay such Income Tax Liability or indemnify PCQuote.com therefor, except and to the extent that the failure timely to forward such notification actually prejudices the ability of HyperFeed to contest such Income Tax Liability or increases the amount of such Income Tax Liability.

         4.2 Notification by HyperFeed. HyperFeed shall promptly upon receipt of notice thereof, notify PCQuote.com in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability (or an issue related thereto) for which PCQuote.com may be responsible pursuant to this Agreement. HyperFeed shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, so received by HyperFeed. The failure of HyperFeed timely to forward such notification in accordance with the immediately preceding sentence shall not relieve PCQuote.com of its obligation to pay such Income Tax Liability or indemnify HyperFeed therefor, except and to the extent that the failure timely to forward such notification actually prejudices the ability of PCQuote.com to contest such Income Tax Liability or increases the amount of such Income Tax Liability.

         4.3 HyperFeed Consolidated Return Periods. HyperFeed (or such member of the Consolidated Group as HyperFeed shall designate) shall have the sole right to represent the interests of PCQuote.com in any Proceeding relating to HyperFeed Consolidated Return Periods and to employ counsel of its choice at its expense; provided, however, that any expenses relating to items for which PCQuote.com is responsible pursuant to Section 3 in connection with such a Proceeding shall be borne by PCQuote.com; provided, further, however, that PCQuote.com shall be entitled to designate counsel with respect to any such Proceeding with respect to an Income Tax Return that includes PCQuote.com to the extent that such Proceeding relates to items for which PCQuote.com is responsible hereunder and the consent of PCQuote.com shall be required with respect to the settlement of any item for which PCQuote.com would be responsible hereunder.

         4.4 Power of Attorney. PCQuote.com shall execute and deliver to HyperFeed (or such member of the HyperFeed Group as HyperFeed shall designate) any power of attorney or other document requested by HyperFeed (or such designee) in connection with any Proceeding described in Section 4.3 hereof.


                                    ARTICLE V
                    APPORTIONMENT OF TAX ATTRIBUTES; REFUNDS


         5.1      Apportionment of Tax Attributes.

         (a) If the HyperFeed Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute that shall be apportioned to PCQuote.com and treated as a carryover to the first Post-Consolidation Taxable Period of PCQuote.com shall be determined in accordance with Treasury Regulation sections 1.1502-79 and 1.1502- 79A; provided, however, that the portion, if any, of any consolidated unused foreign tax credit which shall be apportioned to PCQuote.com or such member shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.

         (b) No consolidated U.S. federal income Tax Attribute of the HyperFeed Consolidated Group, other than those described in Section 5.1(a) hereof, and no consolidated, combined or unitary state, local, or foreign income Tax Attribute arising in respect of a HyperFeed State, Local and Foreign Return, shall be apportioned to PCQuote.com, except as HyperFeed (or such member of the HyperFeed Consolidated Group as HyperFeed shall designate) determines is otherwise required under the provisions of applicable law.

         (c) HyperFeed (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to PCQuote.com in accordance with this Section 5.1 and applicable law, and the amount of tax basis and earnings and profits to be apportioned to PCQuote.com in accordance with applicable law, and shall provide written notice of the calculation thereof to PCQuote.com as soon as practicable after the information necessary to make such calculation becomes available to HyperFeed.

         (d) PCQuote.com shall prepare, or cause to be prepared, and file, or cause to be filed, all Income Tax Returns for which it is responsible under this Agreement, so as to take into account, to the extent permitted by applicable law, any Tax Attribute (and the amount of tax basis and earnings and profits) apportioned to PCQuote.com as calculated pursuant to Section 5.1(c) hereof. Until such time as any such Tax Attribute has been utilized by PCQuote.com (or would have been so utilized had PCQuote.com complied with the requirements of the previous sentence), PCQuote.com shall, in connection with each Income Tax Return filed by it, provide HyperFeed with a statement, signed by PCQuote.com's chief financial officer and certified by PCQuote.com's independent accounting firm, setting forth in reasonable detail a calculation of the extent to which any such Tax Attribute was utilized on such Income Tax Return (or would have been so utilized had PCQuote.com complied with the requirements of the previous sentence).

         (e) If any Tax Attribute is carried forward to an Income Tax Return of PCQuote.com for any Post-Consolidation Taxable Period, PCQuote.com shall pay to HyperFeed (or its designee) the amount of any Income Tax Benefit Actually Realized by PCQuote.com as a result of the carryover of such Tax Attribute, including interest (computed at the Overpayment Rate) from the original due date (without extensions) of the Income Tax Return for the taxable period in which such Income Tax Benefit is Actually Realized through the date of payment under this Section 5.1(e) (but without duplication of the amount of interest, if any, included in the Income Tax Benefit Actually Realized); provided, however, that the failure of PCQuote.com to comply with the requirements of the first sentence of Section 5.1(d) hereof shall not relieve PCQuote.com of the obligation to make the payment that it would be required to make pursuant to this Section 5.1(e) were PCQuote.com to have complied with such requirements.

         (f) If there is a Final Determination that results in any change to or adjustment of the portion of any Tax Attribute which shall have been apportioned to PCQuote.com pursuant to this Section 5.1, then HyperFeed (or its designee) shall make a payment to PCQuote.com, or PCQuote.com shall make a payment to HyperFeed (or its designee), as may be necessary to adjust the payments between PCQuote.com and HyperFeed(or its designee) to reflect the payments that would have been made under Section 5.1(e) had the adjusted amount of the Tax Attribute been taken into account in computing the payments due under Section 5.1(e) hereof.

         (g) Except to the extent otherwise consented to by HyperFeed or prohibited by applicable law, PCQuote.com shall elect to relinquish, waive or otherwise forego all Carrybacks. In the event that PCQuote.com is prohibited by applicable law to relinquish, waive or otherwise forego a Carryback (or HyperFeed consents thereto), (i) HyperFeed shall cooperate with PCQuote.com, at PCQuote.com's expense, in seeking from the appropriate Taxing Jurisdiction such Refund as reasonably would result from such Carryback, and (ii) PCQuote.com shall be entitled to any Income Tax Benefit Actually Realized by a member of the HyperFeed Consolidated Group (including any interest thereon received from such Taxing Jurisdiction), to the extent that such Refund is directly attributable to such Carryback, within 10 days after such Refund is Actually Realized; provided, however, that PCQuote.com shall indemnify and hold the members of the HyperFeed Consolidated Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of benefit from the use of tax attributes generated by a member of the HyperFeed Consolidated Group or an Affiliate thereof and (x) that expire unutilized, but would have been utilized but for such Carryback, or (y) the use of which is postponed to a later taxable period than the taxable period in which such tax attributes otherwise would have been utilized but for such Carryback. If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the HyperFeed Consolidated Group that is directly attributable to a Carryback, then HyperFeed (or its designee) shall make a payment to PCQuote.com, or PCQuote.com shall make a payment to HyperFeed (or its designee), as may be necessary to adjust the payments between PCQuote.com and HyperFeed (or its designee) to reflect the payments that would have been made under this
Section 5.1(g) had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 5.1(g).

         5.2 Refunds. Except to the extent provided in Section 5.1(g) and this
Section 5.2 hereof, HyperFeed shall be entitled to all Refunds (and any interest thereon received from the applicable Taxing Jurisdiction) in respect of Income Taxes for all HyperFeed Consolidated Return Periods other than Refunds (and any interest thereon received from the applicable Taxing Jurisdiction) attributable to the PCQuote.com Separate Tax Return Amount. Except to the extent provided in
Section 5.1(g), PCQuote.com shall be entitled to all Refunds (and any interest thereon received from the applicable Taxing Jurisdiction) in respect of Income Taxes paid by PCQuote.com for all Post-Consolidation Taxable Periods. A party receiving a Refund to which another party is entitled pursuant to this Section
5.2 shall pay the amount to which such other party is entitled within ten days after such Refund is Actually Realized. HyperFeed shall be permitted to file, and PCQuote.com shall fully cooperate with HyperFeed in connection with, any claim for Refund in respect of an Income Tax for which any member of the HyperFeed Consolidated Group is responsible pursuant to Section 3 hereof.

                                   ARTICLE VI
                     COOPERATION AND EXCHANGE OF INFORMATION

         6.1 Cooperation. Each of the parties to this Agreement, on behalf of itself and each of its Affiliates, agrees to provide the other party or its designee (the "Requesting Party") )with such cooperation or information as the Requesting Party reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Income Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Taxing Jurisdiction or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that PCQuote.com or its Affiliates may possess, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by the Requesting Party, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for HyperFeed to exercise its rights under this Agreement, and (v) the use of reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Upon reasonable notice, each of the parties hereto shall make its, or shall cause its Affiliates to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 6.1 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or claims for Refund or in conducting any Proceeding. Notwithstanding any other provision of this Agreement, neither PCQuote.com, nor any of its Affiliates nor any other Person shall have any right to receive or obtain any information relating to Income Taxes of HyperFeed or any of its Affiliates other than information relating solely to the Division.

         6.2 Retention of Records. Except as otherwise provided in the Contribution Agreeement, each of the parties to this Agreement hereby agrees to retain all Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state, local, or foreign Income Tax law) existing on the date hereof or created in respect of (i) the Effective Period or (ii) any taxable period that may be subject to a claim hereunder, until the later of (x) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns and other documents relate and (y) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement. From and after the end of the period described in the preceding sentence of this Section 6.2, if either of the parties to this Agreement wishes to dispose of any such records and documents, then such party shall provide written notice thereof to the other party and shall provide the other party the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if the other party does not, within such 90-day period, confirm its intention to take possession of such records and documents, such records and documents may be destroyed or otherwise disposed of.

         6.3 Inadequate Remedy. Each of the parties hereto hereby acknowledges and agrees that (a) its failure to comply with the provisions of this Article 6 may result in substantial harm to the other party, including the inability to determine or appropriately substantiate an Income Tax Liability (or a position in respect thereof) for which the other party would be responsible under this Agreement or appropriately defend against an adjustment thereto by a taxing authority, and (b) the remedies available to the other party for the breach of the obligations hereunder shall include (without limitation) the indemnification of the other party by the breaching party for any Income Tax Liabilities incurred or any Income Tax benefit lost or postponed by reason of such breach and the forfeiture by the breaching party of any related rights to indemnification by the other party. In addition, if either party fails to provide any cooperation or information requested pursuant to this Agreement (x) within the specified time or (y) in the absence of such specified time, within a reasonable period (as determined in good faith by the party requesting such information), then, without limiting any other remedy available to the other party, the other party shall have the right to engage a nationally recognized accounting firm of its choice to gather such information. The breaching party agrees to permit any such nationally recognized accounting firm full access to all appropriate records or other information in the possession of the breaching party during normal business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such accountants.

                                   ARTICLE VII
                                    PAYMENTS

         7.1 Method of Payment. All payments required by this Agreement shall be made by (a) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 8.4 hereof, or (b) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

         7.2 Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

         7.3 Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement, as either a contribution by HyperFeed to PCQuote.com or a distribution by PCQuote.com to HyperFeed, as the case may be, occurring immediately prior to the Contribution and (ii) any payment of interest or non-federal Income Taxes by or to a Taxing Jurisdiction, as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable law; provided that in the event it is determined as a result of a Final Determination that any such treatment is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party without the prior written consent of the other party hereto; provided, however, that either of the parties to this Agreement may assign this Agreement and its rights and obligations hereunder to any entity controlling, controlled by or under common control with such party, or to any entity that acquires by purchase of stock or by merger or otherwise, or by acquiring all or substantially all of such party's assets, provided that any such assignee succeeds to all of the rights and is subject to all of the obligations of under this Agreement. Any attempted assignment in violation of this Section 8.1 shall be null and void ab initio.

         8.2 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         8.3 Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless each other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

         8.4 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

             (i)      if to the Company,

                      PCQuote.com, Inc.
                      300 South Wacker Drive, Suite 300
                      Chicago, Illinois  60606
                      Attention:  Andrew Peterson

             (ii)     if to HyperFeed,

                      HyperFeed Technologies, Inc.
                      300 South Wacker Drive, Suite 300
                      Chicago, Illinois  60606
                      Attention:  John Juska

         8.5 Interpretation. The headings contained in this Agreement hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

         8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

         8.7 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

         8.8 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

         8.9 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.10 Consent to Jurisdiction. Each of HyperFeed and PCQuote.com irrevocably submits to the exclusive jurisdiction of (a) the Superior Court of the State of Illinois, Cook County, and (b) the United States District Court for the Northern District of Illinois, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each of HyperFeed and PCQuote.com agrees to commence any such action, suit or proceeding either in the United States District Court for the Northern District of Illinois or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of Illinois, Cook County. Each of HyperFeed and PCQuote.com further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction in this Section
8.10. Each of HyperFeed and PCQuote.com irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Superior Court of the State of Illinois, Cook County, or (ii) the United States District Court for the Northern District of Illinois, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         IN WITNESS WHEREOF, HyperFeed and the Company have duly executed this Agreement as of the date first written above.


                             HYPERFEED TECHNOLOGIES, INC.,
                             a Delaware corporation


                             By: /s/ John E. Juska
                                ----------------------------------
                                 John E. Juska
                                 Senior Vice President


                             PCQUOTE.COM, INC.,
                             a Delaware corporation


                             By: /s/ Timothy K. Krauskopf
                                ----------------------------------
                                 Timothy K. Krauskopf
                                 President